Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	January 18, 2018
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 4th QUARTER RESULTS

OAKDALE, CA − Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank (the “Bank”), reported today unaudited consolidated financial results for the fourth quarter and year ended December 31, 2017. For the three months ended December 31, 2017, consolidated net income was $1,589,000, or $0.20 per diluted share (EPS), as compared to $2,468,000, or $0.31 EPS, for the prior quarter and $2,322,000, or $0.29 EPS for the same period a year ago. Consolidated net income for the year ended December 31, 2017 totaled $9,094,000, or $1.13 EPS, representing an increase of 18.6% compared to $7,665,000 or $0.95 EPS for 2016. Following the passing of the U.S. Tax Cuts and Jobs Act of 2017 (“Tax Act”), the Company recorded a charge of $983,000, or ($0.12) per diluted share, through its federal income tax provision relating to the Company’s net deferred tax asset valuation at the new lower enacted tax rates.

Net interest income was $9,023,000 and $34,180,000 for the three and twelve months ended December 31, 2017, respectively, compared to $8,620,000 during the prior quarter, $8,049,000 for the fourth quarter of 2016 and $31,525,000 for the year ended December 31, 2016. The Company’s net interest margin for the three months ended December 31, 2017 was 3.86%, compared to 3.78% for the prior quarter and 3.68% for the same period last year. Net interest margin for the year ended December 31, 2017 was 3.77% compared to 3.81% in 2016. The net interest income and net interest margin increases are the result of strong loan growth and the positive impact of FOMC rate hikes on our cash balances. In spite of these positive trends, the year-over-year net interest margin decreased slightly due to a decrease in loan discount accretion in 2017 compared to 2016.

Non-interest income for the three and twelve months ended December 31, 2017 totaled $1,193,000 and $5,976,000, respectively, compared to $1,276,000 during the prior quarter, $1,242,000 for the fourth quarter of 2016, and $4,413,000 for the year ended December 31, 2016. The year-over-year increase in 2017 is mainly due to one-time merger-related settlement payments recorded in the second quarter, an increase in gains on called investment securities, and a gain on the sale of an OREO property during the third quarter.

Non-interest expense for the three and twelve months ended December 31, 2017 totaled $6,222,000 and $24,565,000, respectively, compared to $6,060,000 during the prior quarter, $6,017,000 for the fourth quarter of 2016 and $24,315,000 for the year ended December 31, 2016. The increase compared to prior periods corresponds to staffing increases and general operating costs related to servicing the growing loan and deposit portfolios.

Total assets were $1.03 billion at December 31, 2017, an increase of $38.1 million over September 30, 2017 and $32.7 million over December 31, 2016. Gross loans were $662.5 million as of December 31, 2017, an increase of $25.9 million over September 30, 2017, and an increase of $51.6 million over December 31, 2016. The Company’s total deposits were $938.9 million as of December 31, 2017, an increase of $37.2 million over September 30, 2017, and an increase of $24.8 million over December 31, 2016.

“We are pleased to report another strong financial performance in 2017. Fueled by core operating results including healthy core deposit growth throughout the year and strong second half loan growth, we have once again reached a record earnings mark for the year,” stated Chris Courtney, President and CEO of the Company and the Bank. “We’re looking forward to 2018 and the opportunity to relocate two of our branches, Turlock and East Sonora, to better serve our customers. We’re also excited about the opening of a new Loan Production Office in Downtown Sacramento and the prospect of expanding our banking services in the greater Sacramento area.”

Non-performing assets as of December 31, 2017 were $1,564,000, or 0.15% of total assets, compared to $1,564,000, or 0.16% of total assets, as of September 30, 2017, and $4,247,000, or 0.42% at December 31, 2016.  The year-over-year decrease is the result of continued pay-downs and the sale of an OREO property.

Provisions for loan losses of $245,000 and $350,000 were recorded during the three and twelve month periods of 2017, respectively, corresponding to loan growth. At the same time, credit quality has improved, which has allowed for a decrease in the allowance for loan losses to 1.23% of gross loans at December 31, 2017 compared to 1.24% at September 30, 2017 and 1.28% at December 31, 2016.

Oak Valley Bancorp operates Oak Valley Community Bank & Eastern Sierra Community Bank, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 16 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, two branches in Sonora, three branches in Modesto, a loan production office in Downtown Sacramento, and three branches in their Eastern Sierra Division, including Bridgeport, Mammoth Lakes and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
Selected Quarterly Operating Data:	2017	2017	2017	2017	2016

Net interest income	$9,023	$8,620	$8,455	$8,082	$8,049
Provision for loan losses	245	70	35	-	69
Non-interest income	1,193	1,276	2,036	1,471	1,242
Non-interest expense	6,222	6,060	6,076	6,207	6,017
Net income before income taxes	3,749	3,766	4,380	3,346	3,205
Net DTA adjustment	983	-	-	-	-
Provision for income taxes	1,177	1,298	1,550	1,139	883
Net income	$1,589	$2,468	$2,830	$2,207	$2,322

Earnings per common share - basic	$0.20	$0.31	$0.35	$0.27	$0.29
Earnings per common share - diluted	$0.20	$0.31	$0.35	$0.27	$0.29
Dividends paid per common share	$-	$0.125	$-	$0.125	$-
Return on average common equity	6.93%	11.04%	13.14%	10.73%	11.07%
Return on average assets	0.62%	0.98%	1.14%	0.91%	0.95%
Net interest margin (1)	3.86%	3.78%	3.74%	3.69%	3.68%
Efficiency ratio (2)	58.35%	59.55%	61.14%	63.88%	60.79%

Capital - Period End
Book value per common share	$11.21	$11.07	$10.89	$10.40	$10.19

Credit Quality - Period End
Nonperforming assets/ total assets	0.15%	0.16%	0.32%	0.38%	0.42%
Loan loss reserve/ gross loans	1.23%	1.24%	1.26%	1.28%	1.28%

Period End Balance Sheet
($ in thousands)
Total assets	$1,034,852	$996,721	$1,020,495	$989,879	$1,002,110
Gross loans	662,544	636,609	623,809	612,894	610,949
Nonperforming assets	1,564	1,564	3,242	3,777	4,247
Allowance for loan losses	8,166	7,917	7,854	7,827	7,832
Deposits	938,882	901,716	925,786	899,169	914,093
Common equity	90,767	89,676	88,100	84,061	82,450

Non-Financial Data
Full-time equivalent staff	167	164	164	159	161
Number of banking offices	16	16	16	16	16

Common Shares outstanding
Period end	8,098,605	8,098,605	8,089,705	8,082,205	8,088,455
Period average - basic	8,073,805	8,064,690	8,062,026	8,041,829	8,032,380
Period average - diluted	8,090,826	8,083,137	8,080,030	8,071,768	8,066,575

Market Ratios
Stock Price	$19.54	$16.79	$13.90	$13.20	$12.55
Price/Earnings	25.02	13.83	9.87	11.86	10.94
Price/Book	1.74	1.52	1.28	1.27	1.23

	Year Ended December 31,
($ in thousands, except per share)	2017	2016

Net interest income	$34,180	$31,525
Provision for loan losses	350	484
Non-interest income	5,976	4,413
Non-interest expense	24,565	24,315
Net income before income taxes	15,241	11,139
Net DTA adjustment	983	-
Provision for income taxes	5,164	3,474
Net income	$9,094	$7,665

Earnings per common share - basic	$1.13	$0.95
Earnings per common share - diluted	$1.13	$0.95
Dividends paid per common share	$0.25	$0.24
Return on average common equity	10.41%	9.43%
Return on average assets	0.91%	0.83%
Net interest margin (1)	3.77%	3.81%
Efficiency ratio (2)	60.66%	63.13%

Capital - Period End
Book value per common share	$11.21	$10.19

Credit Quality - Period End
Nonperforming assets/ total assets	0.15%	0.42%
Loan loss reserve/ gross loans	1.23%	1.28%

Period End Balance Sheet
($ in thousands)
Total assets	$1,034,852	$1,002,110
Gross loans	662,544	610,949
Nonperforming assets	1,564	4,247
Allowance for loan losses	8,166	7,832
Deposits	938,882	914,093
Common equity	90,767	82,450

Non-Financial Data
Full-time equivalent staff	167	163
Number of banking offices	16	16

Common Shares outstanding
Period end	8,098,605	8,088,455
Period average - basic	8,060,686	8,047,046
Period average - diluted	8,081,497	8,082,657

Market Ratios
Stock Price	$19.54	$12.55
Price/Earnings	17.32	13.18
Price/Book	1.74	1.23

(1) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.
(2) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%, and a marginal federal/state combined tax rate of 41.15% for applicable revenue.